Exhibit 10.1

PROMISSORY NOTE

$1,000,000	February 11, 2026

FOR VALUE RECEIVED, and intending to be legally bound, Oxbridge Re Holdings Limited (“OXBR”), a Cayman Islands corporation, whose principal office is at Suite 201, 42 Edward Street, Georgetown; P.O. Box 469 Grand Cayman, Cayman Islands (“Maker”), hereby promises to pay REAL WORLD DIGITAL ASSETS LLC, an Illinois limited liability company (“Payee”), at its office at 1317 N Tally Ho Dr, Addison, IL 60101, or at such other place as may be designated in writing by the holder of this Note, on or before August 14, 2026 (the “Maturity Date”), the principal sum of ONE MILLION DOLLARS ( $1,000,000.00), together with interest at a rate of sixteen percent (16%) per annum. For the avoidance of doubt, if funding occurs on February 14, 2026, a total of $1,080,000 (representing principal of $1,000,000 and interest of $80,000) would be due on August 14, 2026.

1. Payment Terms. The unpaid principal amount of this Note, plus all accrued and unpaid interest, shall be due and payable on August 14, 2026 (the “Maturity Date”).

2. Interest Terms. All computations of interest shall be made on the basis of a year of 360 days. Interest shall accrue from the date hereof and continue through, and including, the day on which this Note is paid in full. Interest shall be due and payable before and after judgment, and before and after the commencement of any proceeding under any bankruptcy, receivership, insolvency, reorganization, or similar debtor relief laws.

3. Default Rate. After both the occurrence of an Event of Default and 180 days after the date of this Note, interest on the unpaid principal balance of this Note shall accrue at the rate of thirty-six percent (36%) per annum (the ‘‘Default Rate”). Provided, however, if the Default Rate exceeds the maximum rate allowed by applicable law, then the Default Rate shall automatically be reduced to the maximum rate allowed by law, and such reduced rate shall be the Default Rate. In no event shall the Default Rate be higher than the maximum rate allowed by law.

4. Application. Payee shall apply all payments received on this Note to any accrued and unpaid interest then due and owing, then to the reduction of principal of this Note, then to other sums due hereunder in such order and in such amounts as Payee may determine from time to time. The sum or sums shown on Payee’s records shall be evidence of the correct unpaid balances of principal and interest on this Note, absent manifest error.

5. Collateral Security. This Note is secured by that certain Security Agreement dated the date hereof made by Maker in favor of Payee (as amended, restated or otherwise modified from time to time, the “Security Agreement”).

6. Subordination. This Note is not subordinated only to any other indebtedness of Maker.

7. Prepayments. Maker may prepay this Note at any time in whole or in part without premium or penalty. Any prepayment shall be made together with interest accrued thereon to and including the date of prepayment. Prepayments shall be applied to the principal payment installments thereof in inverse order of maturity.

8. Events of Default. Upon the occurrence of any of the following specified events of default (each an “Event of Default” and if more than one, “Events of Default”):

a. default by the Maker in the payment of principal, interest or any fee payable under this Note when due, which default remains uncured for five (5) days;

b. default by Maker in the due payment of any other indebtedness owed to Payee, or in the payment of any indebtedness owed to another creditor, which payment default remains uncured for five (5) days, or a default in the observance or performance of any covenant or condition contained in any agreement or instrument evidencing, securing, or relating to any such indebtedness, which such default remains uncured for twenty (20) days;

c. Maker becomes insolvent or bankrupt, is generally not paying ( or admits in writing its inability to pay) its debts as they become due, or makes an assignment for the benefit of creditors, or a trustee or receiver is appointed for Maker or for the greater part of the properties of Maker with the consent of Maker, or if appointed without the consent of Maker, such trustee or receiver is not discharged within thirty (30) days, or bankruptcy, reorganization, liquidation or similar proceedings are instituted by or against Maker under the laws of any jurisdiction, and if instituted against Maker is consented to by such Person or remains un-dismissed for thirty (30) days, or a writ or warrant of attachment or similar process shall be issued against a substantial part of the property of Maker and shall not be released or bonded within thirty (30) days after levy (any of the foregoing, a ‘‘Bankruptcy Event”);

d. One or more judgments for the payment of money shall be rendered against the Maker, and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of Maker to enforce any such judgment;

e. the occurrence of an event of default under the Security Agreement;

g. the sale or transfer of all or substantially all of the Maker’s assets;

then, and in every such event (other than a Bankruptcy Event), and at any time thereafter during the continuance of such event, Payee may, by notice to Maker, take any or all of the following actions, at the same or different times: (I) declare this Note to be immediately due and payable, and thereupon the unpaid principal of this Note, together with accrued interest thereon shall become due and payable immediately; and (2) exercise any rights and remedies under any or all of the Loan Documents or as permitted by law or in equity; and in case of any Bankruptcy Event, the principal of the Loan then outstanding, together with accrued interest thereon and all fees and other amounts accrued or owing hereunder and under any other Loan Document, shall automatically become due and payable.

9. Fees and Expenses. Maker shall, upon demand, reimburse Payee for the costs and attorneys’ fees incurred by Payee in connection with (i) the negotiation and preparation of this Note and any related agreements, which shall not exceed $3,500 in the aggregate, (ii) UCC filing and search fees, (iii) the enforcement and collection of this Note in a lawsuit or in connection with any “modification” or “workout” or restructuring, and (iv) the prosecution or defense of any action in any way related to this Note or the credit provided hereunder, including without limitation, any action for declaratory relief, provisional remedies of any kind, whether incurred at the trial or appellate level, including any of the foregoing in connection with any bankruptcy proceedings or any other type of insolvency proceedings of any kind (including, without limitation, any adversary proceeding, contested matter, or motion brought by Payee for relief from the automatic stay or injunction or otherwise or any other person or entity) and any post-judgment collection services or supplemental proceedings relating to Maker or any other person or entity.

10. Waivers. Maker waives presentment, demand, notice, protest and all other demands and notices in connection with delivery, acceptance, performance or enforcement of this Note.

11. Integration. This Note and the Security Agreement contain the entire agreement between the parties relating to the subject matter hereof and supersede all oral statements and prior writings with respect thereto. Any amendments to this Note must be made in writing and signed by both parties.

12. Severability. Any provision of this Note which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Note or affecting the validity or enforceability of such provision in any other jurisdiction.

13. Binding Effect. This Note is a binding obligation enforceable against Maker and its permitted successors and assigns and shall inure to the benefit of Payee and its successors and assigns. Maker shall not assign any of its rights or obligations hereunder without the express written consent of Payee, such consent to be given or withheld in Payee’s sole discretion.

14. Remedies. No failure by Payee to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by Payee of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies of Payee as herein specified are cumulative and not exclusive of any other rights or remedies which Payee may otherwise have.

15. Notices. All notices, demands, or other communications given to any of the parties hereunder shall be in writing and delivered by a nationally recognized overnight courier service with proof of deliver, or by certified mail, return receipt requested, to the address for such party on the first page of this Note, which may be changed by any party hereto upon notice to the other party. Notices shall be effective, if by nationally recognized overnight courier service, upon receipt or recipient’s refusal of delivery, and if mailed by certified mail, three (3) days after mailing.

16. Indemnification. Maker agrees to indemnify Payee and its affiliates and their respective officers, directors and employees (collectively, “Indemnitees”) and hereby holds Indemnitees harmless against all liabilities, claims, actions, suits, proceedings, penalties, costs, expenses, brokerage or other fees (including, without limitation, reasonable legal fees and expenses), losses, damages and liabilities of any kind or nature including in tort, penalties and interest, which Payee may incur in any manner other than Payee’s own active gross negligence, willful misconduct or violation of law, by reason of any matter relating, directly or indirectly, to this Note and the related loan documents. This indemnity shall survive the termination of this Note.

17. Liability. Maker shall not assert, and hereby waives any claim against Payee, on any theory of liability, for special, indirect, consequential or punitive damages arising out in connection with or as a result of, this Note.

18. Jurisdiction and Venue. Maker hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any State or Federal court located in the State of Illinois, County of DuPage. In any action, suit or proceeding in respect of or arising out of this Note, Maker agrees not to raise and waives any objection to or defense based upon personal jurisdiction or the venue of any such court or based upon forum non conveniens, and waives any set-off or counterclaim of any nature or description.

19. JURY WAIVER. EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS NOTE.

20. Governing Law. This Note shall be interpreted, and the rights and liabilities of the parties shall be governed by the laws of the State of Illinois, without regard to principles of the conflict of laws.

21. [RESERVED].

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Maker has caused this Note to be duly executed by its authorized officer or representative and effective as of the date first above written.

Oxbridge Re Holdings Limited (Maker)

By:	/s/ Jay Madhu
Name:	Sanjay Madhu
Title:	Chairman & CEO

REAL WORLD DIGITAL ASSETS LLC (Payee)

By:	/s/ George Johnson
Name:	George Johnson
Attorney-in-Fact